Exhibit 10.10

EXECUTION VERSION

August 24, 2009
Standard Bank Plc
c/o Standard
Americas, Inc. 320
Park Avenue, 19th
Floor New York,
NY 10022

Re: Pledge Agreements
Ladies and Gentlemen:

1. Reference is made to that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”; capitalized terms used but not defined herein have the meanings assigned to such terms therein), made by and among (1) Gran Tierra Energy Cayman Islands Inc., an exempted company organized under the laws of the Cayman Islands (the “New Borrower”), (2) Gran Tierra Energy Colombia, Ltd., a limited partnership organized under the laws of the State of Utah (the “Partnership”), (3) Argosy Energy, LLC, a limited liability company organized under the laws of the State of Delaware (the “GP”), (4) Solana Petroleum Exploration (Colombia) Limited, an exempted company organized under the laws of the Cayman Islands, (5) Solana Resources Limited, a limited company organized under the laws of the Province of Alberta, Canada, (6) each of the lenders party thereto from time to time and (7)  Standard Bank Plc as letter of credit issuer, arranger and as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

2. Reference is also made to:

(a) the GP Pledge Agreement, dated as of January 1, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “GP Pledge Agreement”), by GTE Colombia Holdings LLC, a Delaware limited liability company (“GTE Colombia”), in favor of the Administrative Agent;

(b) the Partnership Pledge Agreement, dated as of January 1, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Pledge Agreement”), by GTE Colombia and the GP in favor of the Administrative Agent;

(c) the Collection Account Pledge Agreement, dated as of February 22, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Account Pledge Agreement”), by the Partnership in favor of the Administrative Agent;

(d) the Blocked Account Control Agreement, dated as of February 22, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the  “Account Control Agreement”), by and among the Partnership, the Administrative Agent and JPMorgan Chase Bank; and
(e) the First Priority Open Pledge Agreement Over Credit Rights Derived From a Crude Oil Commercial Sales Agreement, dated as of February 22, 2007 (the “Receivables Pledge Agreement” and, together with the GP Pledge Agreement, the Partnership Pledge Agreement, the Account Pledge Agreement and the Account Control Agreement, the “Pledge Agreements”), by the Partnership in favor of the Administrative Agent.

3.
In connection with that certain Credit Agreement, dated as of February 22, 2007 (as amended by Amendment No. 1 to Credit Agreement, dated as of January 1, 2009, the “Original Credit Agreement”), by and among Gran Tierra Energy Inc., a Nevada corporation (the “Original Borrower”), the Partnership, the GP, the lenders party thereto and the Administrative Agent, liens in respect of certain collateral assets were granted in favor of the Administrative Agent pursuant to the Pledge Agreements.

4.
On the date hereof, the Original Credit Agreement has been amended, restated and replaced by the Amended and Restated Credit Agreement, with the intention of transferring all rights and obligations of the Original Borrower under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) to the New Borrower.

5.
Each of the Partnership, the GP and GTE Colombia hereby acknowledges, agrees and confirms that, notwithstanding the amendment, restatement and replacement of the Original Credit Agreement pursuant to the terms of the Amended and Restated Credit Agreement, and notwithstanding the replacement of the Old Borrower with the New Borrower:

(a)
each Pledge Agreement to which it is party will continue to constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)
the liens granted pursuant to each Pledge Agreement to which it is party remain valid and perfected liens in favor of the Administrative Agent for the ratable benefit of the Secured Parties and will continue to serve as collateral security for the payment in full of the secured obligations described therein;

(c)
it will, upon notice to such effect from the Administrative Agent, promptly execute and deliver such further instruments and agreements and perform such further acts as may be requested by the Administrative Agent to maintain the enforceability, validity, perfection and/or priority of the liens created pursuant to the Pledge Agreements, to enable the Administrative Agent to exercise and enforce its rights under the Pledge Agreements or to otherwise give effect to the matters set forth in this letter agreement; and

(d) it will not, directly or indirectly, initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the liens created pursuant to the Pledge Agreements, or any other liens or guarantees in respect of the obligations of the Obligors granted pursuant to any other Loan Document.

1.
Nothing herein shall be deemed to be, nor construed as, an amendment to or an agreement to amend any of the provisions of the Amended and Restated Credit Agreement, any Pledge Agreement or any other Loan Document, all of which shall continue to remain in full force and effect and be unaffected hereby.

2.
This letter is a Loan Document and shall be governed by and construed in accordance with the laws of the State of New York.  This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this letter by electronic transmission will be effective as delivery of a manually executed counterpart hereof.

[Remainder of page left blank intentionally]

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter shall become a binding agreement among us.

Sincerely,

GRAN TIERRA ENERGY COLOMIBA, LTD.,

By: Argosy Energy, LLC, its General Partner

By:	/s/ Edgar Louis Dyes
Name: Edgar Louis Dyes
Title: Manager

ARGOSY ENERGY, LLC

By:	/s/ Edgar Louis Dyes
Name: Edgar Louis Dyes
Title: Manager

GTE COLOMBIA HOLDINGS LLC

By: Gran Tierra Cayman Islands Inc., the General Manager and the manager of Series 1, Series 2, Series 3, Series 4, Series 5, Series 6, Series 7, Series 8 and Series 9 of GTE Colombia Holdings LLC

By:	/s/ Martin Eden
Name: Martin Eden
Title: Director

GRAN TIERRA ENERGY CAYMAN ISLANDS INC.

By:	/s/ Martin Eden
Name: Martin Eden
Title: Director

The undersigned parties acknowledge, agree to and accept the terms of the letter as of the date hereof:

STANDARD BANK PLC, as majority Bank and Administrative Agent

By:	/s/ Martin Revoredo

Name: Martin Revoredo
Title: Director

By:	/s/ Roderick L. Fraser

Name: Roderick L. Fraser
Title: Global Head of Oil & Gas, Renewables